Exhibit 3.17

CERTIFICATE OF TRUST

OF

CHAPARRAL STEEL TRUST

(Pursuant to Section 3810 of the Delaware Business Trust Act)

To the Secretary of State

State of Delaware:

It is hereby certified that:

1. The name of the business trust Chaparral Steel Trust (the “Trust”).

2. The address of the registered office of the Trust in the State of Delaware is Attention: Corporate Trust Department, 900 Market Street, New Castle County, Wilmington, Delaware 19801, and the name of the registered agent for service of process on the Trust is Delaware Trust Capital Management, a Delaware banking corporation.

3. Delaware Trust Capital Management, a Delaware banking corporation, whose business address is Attention: Corporate Trust Department, 900 Market Street, Wilmington, Delaware, 19801, is a statutory trustee of the Trust.

4. This Certificate of Trust shall be effective upon filing.

Executed on February 29, 1996.

TRUSTEES:

/s/ Larry L. Clark
Larry L. Clark, Managing Trustee

Address:	300 Ward Road Midlothian, TX 76065

/s/ Richard M. Fowler
Richard M. Fowler, Managing Trustee

Address:	300 Ward Road Midlothian, TX 76065

/s/ Robert C. Moore
Robert C. Moore, Managing Trustee

Address:	300 Ward Road Midlothian, TX 76065

DELAWARE TRUST CAPITAL MANAGEMENT, not in its individual capacity but solely as Statutory Trustee

By:	/s/ Illegible
Title:	Vice President

Address:	Attention: Corporate Trust Department 900 Market Street Wilmington, Delaware 19801

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